Exhibit 99.1

Outlook Therapeutics Completes Federal Dispute Resolution (FDR) Meeting with FDA for ONS-5010/LYTENAVA™ (bevacizumab-vikg)

Formal decision expected in May 2026

ISELIN, N.J., April 21, 2026 — Outlook Therapeutics, Inc. (Nasdaq: OTLK), a biopharmaceutical company focused on enhancing the standard of care for bevacizumab for the treatment of retina diseases, today announced that it has completed its Federal Dispute Resolution meeting with the Office of New Drugs at the U.S. Food and Drug Administration (FDA).

The meeting was conducted as part of the Company’s ongoing efforts to seek alignment with the FDA regarding the regulatory pathway for ONS-5010 / LYTENAVA™ (bevacizumab-vikg) and as a follow-up to its recent Type A meeting with the Division of Ophthalmology and Office of Specialty Medicine regarding the December 30, 2025 Complete Response Letter (CRL) for the Biologics License Application (BLA) for ONS-5010/LYTENAVA™ for the treatment of neovascular age-related macular degeneration.

“We appreciate the opportunity to engage in constructive dialogue with the FDA through the FDR process,” said Bob Jahr, Chief Executive Officer of Outlook Therapeutics. “We believe this meeting represents an important step in advancing our regulatory strategy, and we look forward to receiving formal feedback from the Agency in May 2026. Outlook Therapeutics remains committed to working collaboratively with the FDA to establish a clear path forward toward potential U.S. approval.”

Outlook Therapeutics intends to provide an update following receipt of the official response from the FDA.

About ONS-5010 / LYTENAVA™ (bevacizumab-vikg, bevacizumab gamma)

ONS-5010/LYTENAVA™ is an ophthalmic formulation of bevacizumab produced in the United States for the treatment of wet AMD. LYTENAVA™ (bevacizumab gamma) is the subject of a centralized Marketing Authorization granted by the European Commission in the EU and Marketing Authorization granted by the Medicines and Healthcare products Regulatory Agency (MHRA) in the UK for the treatment of wet AMD.

In the United States, ONS-5010/LYTENAVA ™ (bevacizumab-vikg) is investigational. In certain European Union Member States, ONS-5010/LYTENAVA™ must receive pricing and reimbursement approval before it can be sold.

Bevacizumab-vikg (bevacizumab gamma in the EU and UK) is a recombinant humanized monoclonal antibody (mAb) that selectively binds with high affinity to all isoforms of human vascular endothelial growth factor (VEGF) and neutralizes VEGF’s biologic activity through a steric blocking of the binding of VEGF to its receptors Flt-1 (VEGFR-1) and KDR (VEGFR-2) on the surface of endothelial cells. Following intravitreal injection, the binding of bevacizumab to VEGF prevents the interaction of VEGF with its receptors on the surface of endothelial cells, reducing endothelial cell proliferation, vascular leakage, and new blood vessel formation in the retina.

About Outlook Therapeutics, Inc.

Outlook Therapeutics is a biopharmaceutical company focused on the development and commercialization of ONS-5010/LYTENAVA™ (bevacizumab-vikg, bevacizumab gamma) to enhance the standard of care for bevacizumab for the treatment of retina diseases. LYTENAVA™ (bevacizumab gamma) is the first ophthalmic formulation of bevacizumab to receive European Commission and MHRA Marketing Authorization for the treatment of wet AMD. Outlook Therapeutics commenced commercial launch of LYTENAVA™ (bevacizumab gamma) in Germany and the UK as a treatment for wet AMD.

In the United States, ONS-5010/LYTENAVA™ (bevacizumab-vikg) is investigational. If approved in the United States, ONS-5010/LYTENAVA™, would be the first approved ophthalmic formulation of bevacizumab for use in retinal indications, including wet AMD.

Forward-Looking Statements

This press release contains statements that may or are considered “forward-looking statements”. All statements other than statements of historical facts are “forward-looking statements,” including those relating to future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “can,” “continue,” “expect,” “may,” “on track,” “plan,” “potential,” “target,” “will,” or “would” the negative of terms like these or other comparable terminology, and other words or terms of similar meaning. These include, among others, plans for commercial launch of LYTENAVA™ in additional markets and the timing thereof, expectations concerning Outlook Therapeutics’ ability to remediate or otherwise resolve deficiencies identified in the CRL issued by the FDA, expectations concerning decisions of regulatory bodies and the timing thereof, including market exclusivity, the potential to receive approval from the FDA and the timing thereof, the potential of ONS-5010/LYTENAVA™ as a treatment for wet AMD, the market opportunity for LYTENAVA™ in Europe and the United States, and other statements that are not historical fact. Although Outlook Therapeutics believes that it has a reasonable basis for the forward-looking statements contained herein, they are based on current expectations about future events affecting Outlook Therapeutics and are subject to risks, uncertainties and factors relating to its operations and business environment, all of which are difficult to predict and many of which are beyond its control. These risk factors include but are not limited to those risks associated with developing and commercializing pharmaceutical product candidates, risks of conducting clinical trials and risks in obtaining necessary regulatory approvals, the content and timing of decisions by regulatory bodies, the sufficiency of Outlook Therapeutics’ resources, as well as those risks detailed in Outlook Therapeutics’ filings with the Securities and Exchange Commission (the SEC), including the Annual Report on Form 10-K for the fiscal year ended September 30, 2024, filed with the SEC on December 27, 2024, as supplemented by the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025 and future reports Outlook Therapeutics files with the SEC, which contain uncertainty of market conditions and future impacts related to macroeconomic factors, including as a result of the ongoing overseas conflicts, tariffs and trade tensions, fluctuations in interest rates and inflation and potential future bank failures on the global business environment. These risks may cause actual results to differ materially from those expressed or implied by forward-looking statements in this press release. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Outlook Therapeutics does not undertake any obligation to update, amend or clarify these forward-looking statements whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

Investor Inquiries:

Jenene Thomas

Chief Executive Officer

JTC Team, LLC

T: 908.824.0775

OTLK@jtcir.com